Exhibit 10.6

PENDING SALES

CONTRACT/

PROFORMA

INVOICE

INVOICE #:

DATE:

SOLD TO:

OKINAWA IGETO CO., LTD.

978 Sashiki Tsuhako Nanjo City, Okinawa, Japan

Ph 011-81-

Attn: Mr. Aoshima Noriyoshi, email noriyoshi@eco-housing5.co.jp

Sold thru: Mr. Aoshima Noriyoshi, email norivoshi@eco-housing5.co.in/

ph 03-6240-0387/fax 03-6240-0397/cell: 080-9396-5566

SHIP TO NOTIFY/CONSIGNEE FOR PHYTOSANITARY CERTIFICATE:

Yantal Propolife Wood Industry Co., Ltd.

Laishan Industrial Park, Laishan District, Yantai, China 264680

phone 011-86-0535-6919195/fax 011-86-0535-6919576

contact Mr. Ma-2071561259@qq.com/alt fax +86-535-6919195

Consignee Tax/Enterprise Code#

DESCRIPTION	VOLUME	UNIT PRICE

TOTAL

PAYMENT TERMS:

A Down Payment of US$○○ (10%) is due prior to loading containers, by T/T. Balance due by T/T of funds due within ten (10) days from Ocean Bill of Lading Date (OBL date). Original documents will be delivered immediately via courier upon receipt of payment. (CK DOCS- send original documents directly to Yantai factory.)

PAYABLE TO:

CK International, LLC, through Wells Fargo Bank, 420 Montgomery Street, San Francisco, CA 94163 USA | Account #: 2000026264967 | ABA #: 121000248 | Swift #: WFBIUS6S

ADDITIONAL TERMS:

1.	No claims allowed unless made within fourteen (14) days from delivery. If the actual date is in dispute, port records of the “pulled from port date” will be the date of record. In the event of any claim, all goods must be held intact with all bundle markings left clearly visible and identifiable.
2.	Any claim and/or re-inspection arising from this shipment shall be handled in accordance with procedures of the applicable grading agency.
3.	Payments not made within sales terms will be charged a service charge of 1.5% per month. Buyer also agrees to pay for any cost incurred in the collection of any sum due under this invoice.

NHLA rules and sales code to govern. Freight firm and prepaid CIF Yantai, China